As filed with the Securities and Exchange Commission on August 13, 2009

Registration No. 333-127891

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

UNITED DEVELOPMENT FUNDING III, L.P.

(Exact Name of Registrant as Specified in Its Governing Instruments)

1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(214) 370-8960
(800) 859-9338

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Hollis M. Greenlaw, Esq.
Director, UMTH Land Development, L.P.
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(214) 370-8960, (800) 859-9338

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF UNITS OF LIMITED PARTNERSHIP INTEREST

United Development Funding III, L.P. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-127891) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission on May 15, 2006, pursuant to which the Registrant registered 17,500,000 units of limited partnership interest. Of the 17,500,000 units of limited partnership interest registered, 12,500,000 units were offered to the public pursuant to the primary offering on a “best efforts” basis for $20.00 per unit and 5,000,000 units were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price of $20.00 per unit. The Registrant had the right to reallocate the units of limited partnership interest being offered between the primary offering and the distribution reinvestment plan, and pursuant to Supplement No. 8 to the Registrant’s prospectus regarding the offering, which was filed with the Securities and Exchange Commission on September 4, 2008, the Registrant reallocated the units being offered to be 16,250,000 units offered pursuant to the primary offering and 1,250,000 units offered pursuant to the distribution reinvestment plan. Pursuant to Supplement No. 11 to the Registrant’s prospectus regarding the offering, which was filed with the Securities and Exchange Commission on March 6, 2009, the Registrant further reallocated the units being offered to be 16,500,000 units offered pursuant to the primary offering and 1,000,000 units offered pursuant to the distribution reinvestment plan.

As of close of business on July 20, 2009, the Registrant had sold a total of 17,216,254 units pursuant to the Registration Statement, including 16,499,994 units sold to the public pursuant to the primary offering and 716,260 units sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the units covered by the Registration Statement effective as of the close of business on July 20, 2009, and hereby deregisters the remaining 283,746 units which were previously registered under the Registration Statement and remained unsold as of the close of business on July 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 13th day of August, 2009.

UNITED DEVELOPMENT FUNDING III, L.P.
By:	/s/ Hollis M. Greenlaw

Hollis M. Greenlaw
Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Hollis M. Greenlaw Hollis M. Greenlaw	Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant, and President and Chief Executive Officer of UMT Services, Inc.,
sole general partner of UMTH Land Development, L.P.
	(Principal Executive Officer)	August 13, 2009
/s/ Cara D. Obert Cara D. Obert	Chief Financial Officer of UMTH Land Development, L.P., sole general partner of the Registrant (Principal Financial Officer and Principal Accounting Officer)	August 13, 2009
* Theodore F. Etter	Chairman of the Board of UMT Services, Inc., sole general partner of UMTH Land Development, L.P., sole general partner of the Registrant	August 13, 2009
*By: /s/ Cara D. Obert Cara D. Obert Signed on behalf of the named individual under power of attorney